Gryphon Gold reports that Blackrock Project, Nevada is to
be drilled by New Dimension Resources

March 5, 2008: Gryphon Gold Corporation (GGN:TSX/GYPH:OTC.BB) is pleased to announce that New Dimension Resources Ltd. mobilized a drill rig on the Blackrock gold-silver project located in the Como mining district of western Nevada and intends to drill a minimum of 1,000 meters of reverse circulation drilling. The Blackrock project contains a significant, largely untested, epithermal quartz vein system with a known strike length of 1,000 meters and widths of up to 15 meters. Reported surface sampling on the property returned anomalous to significant precious metal values along its entire strike length. The drill program is expected to focus on the southernmost 300-metre segment of the vein and consist of 12 to 15 angle holes placed along the vein trend to penetrate the steeply dipping structure at multiple levels.

This property is currently leased to New Dimension Resources by Nevada Eagle Resources, a wholly owned subsidiary of Gryphon Gold, and is subject to a to a sliding scale royalty based on the price of gold. New Dimension Resources Ltd. can earn a 100% interest in the property by making cash payments aggregating US$200,000 and issuing 250,000 common shares of New Dimension Resources Ltd. over a five year period.

The Blackrock project is believed to be well positioned within a highly mineralized metallogenic province of Nevada and sits within a geologically similar setting to the famous Comstock mining district located 19 kilometres to the northwest. The main vein zone on the property strikes northeasterly and dips steeply to the east. Surface sampling on the vein by other parties reported anomalous to ore-grade gold-silver mineralization along its entire length. Of the 179 samples taken from the vein system by various other companies (excluding a high value of 60 grams per tonne (g/t) gold), the average gold grade is 0.89 g/t gold. Of these samples, 28 exceed 1.0 g/t gold and average 4.44 g/t gold. All the sample data were compiled by the property vendor and sourced from various project reports completed on the Blackrock property.

Gryphon Gold is committed to the strategy of developing and acquiring more gold resources, in politically stable jurisdictions, that have either great exploration potential or near-term production potential.

Gryphon Gold is a Nevada focused gold exploration company. Its principal gold resource, the 1.2 million (measured and indicated) and 0.6 million (inferred) ounce Borealis deposit, is located in the Walker Lane gold belt of western Nevada. Nevada Eagle Resources, a wholly owned subsidiary, has over 50 highly prospective gold properties located in desirable gold trends in Nevada. Nevada Eagle's principal properties have a cumulative 900,000 of historical ounces of gold (the historical estimates are based on internal reports prepared by prior owners prior to February 2001 and were not prepared in accordance with CIM NI 43-101 standards and thus their reliability has not been verified). The Company has 61.6 million shares outstanding with a cash balance of approximately US$5.0 million as at February 29, 2008 and all cash is deposited in bank savings accounts or treasury bills.

On Behalf Of The Board Of Directors
Tony Ker CEO
Gryphon Gold Corporation

Full financial statements and securities filings are available on our website: http://www.gryphongold.com/ and http://www.sec.gov/ or http://www.sedar.com/. For further information contact: Tony Ker, Chief Executive Officer, by phone: 604-261-2229, or email at tker@gryphongold.com.

The Borealis property is described in the technical report dated August 15, 2006 and revised January 11, 2007 titled Technical Report on the Mineral Resources of the Borealis Gold Project Located in Mineral County, Nevada, U.S.A. and prepared in accordance with National Instrument 43-101 of the Canadian Securities Administrators. The technical report describes the exploration history, geology and style of gold mineralization at the Borealis property. Sample preparation, analytical techniques, laboratories used and quality assurance-quality control protocols used during the drilling programs at the Borealis property site are the same as, or similar to, those described in the technical report.

This press release was reviewed by Dr. R. Steininger of Gryphon Gold, a Qualified Person as defined by National Instrument 43-101 of the Canadian Securities Administrators. This press release contains "forward-looking information" which may include, but is not limited to, statements with respect to resource estimates, projections, our planned exploration and drilling programs, joint venture agreements, the availability of future financing for exploration and other plans, projections, estimates and expectations. Such forward-looking statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including, the risks and uncertainties outlined in our most recent financial statements and reports and registration statement filed with the SEC(available at http://www.sec.gov/) and with Canadian securities administrators (available at http://www.sedar.com/). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected.

All mineral resources have been estimated in accordance with the definition standards on mineral resources and mineral reserves of the Canadian Institute of Mining, Metallurgy and Petroleum referred to in National Instrument 43-101, commonly referred to as NI 43-101. U.S. reporting requirements for disclosure of mineral properties are governed by the United States Securities and Exchange Commission (SEC) Industry Guide 7. Canadian and Guide 7 standards are substantially different. This press release uses the terms "measured," "indicated" and "inferred" resources." We advise investors that while those terms are recognized and required by Canadian regulations, the SEC does not recognize them. Inferred mineral resources are considered too speculative geologically to have economic considerations applied to them that enable them to be categorized as mineral reserves. We do not undertake to update forward-looking statements.

The information in this press release relating to the Blackrock project was copied from a press release issued by New Dimension Resources on March 3, 2008 and is stated to have been reviewed by the President of Exploration of New Dimension, a Qualified Person under National Instrument 43-101. Information about the Blackrock project is referred to or cross referenced in the press release.